Exhibit 99.1

Excerpts from Supplement Dated October 26, 2007 to
Preliminary Offering Memorandum Dated October 22, 2007

The following Information updates and supersedes certain information specified in Exhibit 99.2 to Ceridian’s Current Report on Form 8-K dated October 22, 2007, which contained excerpts from the company’s preliminary offering memorandum dated October 22, 2007 (the “original filing”). Unless otherwise indicated or the context otherwise requires, all terms used herein shall have the same meanings specified in the original filing.

The notes have not been registered under the Securities Act of 1933 and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

FORM 10-Q

It is expected that Ceridian Corporation will file its Form 10-Q for the fiscal quarter ended September 30, 2007 on or about October 30, 2007.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

As noted in the Preliminary Offering Memorandum, the Transactions will be accounted for using purchase accounting. The adjustments in the unaudited pro forma condensed consolidated financial statements included in the Preliminary Offering Memorandum to reflect purchase accounting are preliminary and the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Investors should note that the unaudited pro forma condensed consolidated balance sheet included in the unaudited pro forma condensed consolidated financial statements has not been adjusted to reflect estimated reductions in deferred revenue and deferred costs as a result of purchase accounting. The consolidated balance sheet after consummation of the Transactions will be so adjusted and such adjustments may be material.